Exhibit 10.4

THIS AGREEMENT is made the 1st May 2010

BETWEEN

(A)	ECash, INC, a company registered in Delaware, USA whose operating address is 3651 Lindell Rd.Suite D155, Las Vegas, Nevada, 89103 (`ECASH').

AND

(B)	SICHEL LIMITED, of Bison Court, Road Town, Tortola, BVI, ("SICHEL");

WHEREAS

(1)
ECASH and SICHEL wish to enter an agreement already for consultancy services for SICHEL to assist ECASH in developing commercial agreements for Green Technology and building an international distribution based to support this.

IT IS AGREED

1.	DEFINITIONS AND INTERPRETATION

1.1	The following terms shall have the following meanings:

Term	shall mean the term of this Agreement described in Clause 2;

Force Majeure
shall mean any event affecting the performance of any provision of this Agreement arising from or attributable to acts, events, omissions or accidents which are beyond the reasonable control of a party including, without limitation, any abnormally inclement weather, flood, lightning, storm, fire, explosion, earthquake, subsidence, structural damage, epidemic or other natural physical disaster, failure or shortage of power supplies, war, military operations, riot, crowd disorder, strike, lock-outs or other industrial action, terrorist action, civil commotion and any legislation, regulation, ruling or omissions of any relevant government, court or any competent national or international authority;

1.2	The singular includes the plural and vice versa.

1.3	The clause headings do not form part of this Agreement and should not be taken into account in its construction or interpretation.

1.4	References in this Agreement to the Schedule are to the Schedule to this Agreement.

2.	TERM AND APPOINTMENT

2.1	This Agreement shall have effect from the date of signature and shall continue for four (4) years.

3.	PAYMENT AND CONSIDERATION

3.1	The consideration for these Services are as follows:

3.1.1
Stock Consideration to SICHEL or to any third party as directed by SICHEL of 10,000,000 ECASH ordinary shares upon signing of this agreement, it is understood by both parties that this stock will have a 12 month trading restriction. ECASH will provide all reasonable assistance to minimize the duration of this restriction.

3.1.2
Monthly Consultancy Fees of US$20,000 per month to be paid within 14 days of each month end. If ECASH is unable to pay this then SICHEL has the option to elect to be paid 10,000,000 common shares of ECASH stock. For the avoidance of doubt this is at the sole discretion of SICHEL. If ECASH is unable to make payments for more than 6 months in any 12 then SICHEL has the right to appoint a Director and Officer to the board of ECASH.

3.1.3
Sales Commission of 10% of sales value excluding shipping and local sales taxes paid with in 7 days of receipt of payment or part payment funds to ECASH from any company introduced by SICHEL or is agents or any income received directly or indirectly by the PGD Restricted Companies, their affiliates, joint venture partners or subsidiaries for perpetuity.

3.1.4
Finance Commission of 10% of net proceeds of any funds raised by way of issue of stock, debt or convertible note after any brokers commission as introduced by SICHEL. This commission is to be paid in cash with 14 days of ECASH receiving such funds.

4.	ASSIGNMENT, CONFIDENTIALITY & SEVERABILITY

4.1
Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party, such consent not to unreasonably withheld or delayed providing that neither party is detrimentally affected by the assignment.

4.2
The parties acknowledge that the contents, in particular the financial details of this Agreement are confidential and neither party will disclose any information concerning the terms of this Agreement without the prior written consent of the other except as required by law or as reasonably necessary for the operation of this Agreement.

4.3
Should any provision of this Agreement be considered void or voidable under any applicable law, such provision shall to the extent required be severed or amended in such a manner as to render the rest of this Agreement valid or enforceable, unless the whole commercial object is thereby frustrated.

5.	ENTIRE AGREEMENT AND WAIVER

5.1
This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and arrangements (whether written or oral) in relation to such subject matter between the parties and may only be varied by the written agreement of both parties.

5.2
A waiver by either party of a breach of any term or condition of this Agreement in any one instance shall be in writing, and shall not be deemed as a continuing waiver or a waiver of any subsequent breach unless so provided by written notice.

6.	FORCE MAJEURE

Should SICHEL's obligations under this Agreement be materially hampered, interrupted or interfered with by reason of any Event of Force Majeure, then the obligations of ECASH shall be suspended during the period of such hampering, interference or interruption consequent upon such event or events and shall be postponed for a period of time equivalent to the period or periods of suspension, and the parties will use their best commercial endeavours to minimize and reduce any period of suspension occasioned.

7.	NO PARTNERSHIP, GOVERNING LAW & ANNOUNCEMENTS

7.1	Nothing contained in this Agreement shall be deemed to create any relationship of agency, partnership, joint venture or contract of employment between the parties.

7.2
This Agreement shall be governed by and construed in all respects in accordance with the laws of British Columbia, Canada and each party hereby submits to the exclusive jurisdiction of the English courts.

7.3
Neither party shall make (and the parties shall ensure that no person connected with them shall make) any public statement, issuance or announcement about the signature of this Agreement without the prior written approval of the other party except as required by law or by any legal authority.

IN WITNESS whereof the parties have duly executed this Agreement the day and year first above written.

/s/ Scott Poulter
Signed by Scott Poulter	)
Duly authorized on behalf of
SICHEL LIMITED.	)

/s/ Jordan Starkman
Signed by Jordan Starkman	)
for and on behalf of
ECASH INC.	)